Exhibit 4.9
AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this "Agreement"), dated as of February 17, 2016, is between Aeterna Zentaris Inc., a corporation with an address at 2500-1 PLACE Ville Marie Montréal Québec H3B 1R1, Canada (the "Company"), and Geneviève Lemaire, CPA, CA, CPA (Illinois), with an address at 44 Montée du Bois Franc, Lac-Beauport, Québec, Canada G3B 1Y5 (the “Consultant").
The parties agree as follows:
1.     Consulting Service. The Consultant agrees that during the term of this Agreement:

(A)
The Consultant’s role will be to fill all responsibilities of the position of Vice President, Finance and Chief Accounting Officer of the Company for an interim period, performing the specific duties listed on Exhibit 1 to this Agreement. The Board of Directors of the Company has appointed you to such office effective as of the termination of the employment of Keith Santorelli at the close of business on February 18, 2016. As an officer of the Company elected by the Board, you will be covered by the Company’s D&O policy, which will be confirmed by an acknowledgment obtained from our primary D&O carrier.

(B)
The Consultant will devote best efforts to such position as consultant and an independent contractor to the Company. In addition, the Consultant will be available to train the new Corporate Controller when this person will be hired and will provide advice and assistance to the Company from time to time as requested by the Company's Audit Committee and Management. The Consultant shall be available during the term of this Agreement to assist the Company as requested by Management and at the Company’s sole discretion to offer consulting, advice, and assistance or to perform other activities related to the finance function of the Company. The Consultant shall be acting in the capacity of an independent contractor, and not as an employee of the Company. The Consultant shall not be subject to the direct control or supervision of the Management of the Company with respect to the time spent, research undertaken, or procedures followed in the performance of consulting services rendered hereunder.

(C)	The Consultant shall exercise a reasonable degree of skill, prudence and care in performing these services.

(D)
Nothing contained in this Agreement shall limit or restrict the Consultant from serving as an employee, officer or director of other companies or entities, and the Consultant may provide consulting services for other companies or organizations, provided that such activities do not conflict with the services and activity that the Consultant is rendering to the Company or any of its subsidiaries or the services or activities of the Company and its subsidiaries.

(E)
The Consultant shall be available to render such consulting services to the Company under this Agreement during the term of this Agreement. The Consultant shall not be obligated to render any services under this Agreement during such period when she is unable to do so due to illness, disability or injury;

(F)
The Consultant shall not enter into agreements or make commitments on behalf of the Company, except when approved by management and permitted in the delegation of authority approved by the Board of Directors.

(G)	It is possible that the Consultant will have to travel to fulfill her responsibilities. The Company will reimburse all out of pocket expenses incurred.

2.	Compensation.

(A)
The Company agrees to pay the Consultant for her services performed under this Agreement at an hourly rate of CDN$170 (one hundred and seventy dollars). Such fees will be paid directly to the Consultant upon presentation of detailed invoice. The parties agree that the Consultant shall not be entitled to participate in or to receive benefits pursuant to any Company program customarily made available to Company employees. The Consultant acknowledges that she is not being covered by any worker compensation policy or program provided or managed by the Company.

(B)	At the conclusion of Consultant’s arrangement with the Company on the terms set out herein, Consultant will be paid a bonus in the amount of CDN$20,000.

3.	Term and Termination. The term of this Agreement shall continue indefinitely ("Term"), unless otherwise terminated in accordance with the provisions set forth below.

(A)
Termination for Cause. The Company may terminate this Agreement at any time for "Just Cause". Termination for Just Cause shall be defined as: (i) If the Consultant shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty; (ii) If the Consultant shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which, in the judgment of the Company, has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Company; (iii) If the Consultant shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Company; (iv) If the Consultant shall have filed, or had filed against her, any petition under the federal bankruptcy laws or any provincial insolvency laws; or (v) If any regulatory authority having jurisdiction over the Company, or its subsidiaries, initiates any proceedings against the Consultant.

Exhibit 4.9
AMENDED AND RESTATED CONSULTING AGREEMENT

(B)
Termination following Recruitment of CFO. The Company intends to commence a search for a Senior Vice President, Chief Financial Officer in the near future. The Company cannot predict the duration of the search; however, the Company believes that the search may require five to six months. The Company will keep you informed of the status of the search and may request that you participate in the review of résumés or that you interview candidates. In any event, you will be notified when a candidate is hired and this Agreement shall terminate 120 days after the date of hire of the CFO (unless we agree on a different period before this Agreement expires).

(C)
Disability or Death. In the event of the disability or death of the Consultant, this Agreement shall terminate without further action by the Company; provided that the Company shall be obligated to pay the Consultant (or her estate) for any periods of work performed prior to disability or death of the Consultant.

5.
Confidential Business. The Consultant, during the Term of this Agreement, will not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for her own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by the Consultant from the Company while serving as a consultant, except that the Consultant may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.

6.	General.

(A)
Entire Agreement and Amendments. This Agreement is the entire agreement between the parties and supersedes all earlier and simultaneous agreements regarding the subject matter. This Agreement may be amended only in a written document, signed by both parties.

(B)
    Independent Contractors, Third Party Beneficiaries, and Subcontractors.  The parties acknowledge that they are independent contractors under this Agreement, and except if expressly stated otherwise, neither the Consultant, nor any of her employees or agents, has the power or authority to bind or obligate the Company.  Except if expressly stated, no third party is a beneficiary of this Agreement.

(C)
    Assignment.  This Agreement binds and inures to the benefit of the parties' successors and assigns. This Agreement may not be assigned, delegated, sublicensed or otherwise transferred by the Consultant in whole or in part without the prior written consent of Company. Any transfer, assignment, delegation or sublicense by the Consultant without such consent is invalid.

(D)
    No Waivers, Cumulative Remedies. A party's failure to insist upon strict performance of any provision of this Agreement is not a waiver of any of its rights under this Agreement. Except if expressly stated otherwise, all remedies under this Agreement, at law or in equity, are cumulative and nonexclusive.

(E)
    Severability.  If any portion of this Agreement is held to be unenforceable, the unenforceable portion must be construed as nearly as possible to reflect the original intent of the parties, the remaining portions remain in full force and effect, and the unenforceable portion remains enforceable in all other contexts and jurisdictions.

(F)
    Notices.  All notices, including notices of address changes, under this Agreement must be sent by registered or certified mail or by overnight commercial delivery to the address set forth in this Agreement by each party.

(G)
    Captions and Plural Terms.  All captions are for purposes of convenience only and are not to be used in interpretation or enforcement of this Agreement. Terms defined in the singular have the same meaning in the plural and vice versa.

(H)	Governing Law. This Agreement shall be governed by the laws of the Province of Québec (without giving effect to internal choice of law rules).

(I)	Language of Agreement. The parties have expressly requested that the present document be drafted in English. Les parties ont expressément demandé à ce que le présent document soit rédigé en anglais.

IN WITNESS WHEREOF, the parties execute this Agreement. Each person who signs this Agreement below represents that such person is fully authorized to sign this Agreement on behalf of the applicable party.

COMPANY	CONSULTANT

By: /s/ David A. Dodd	By: /s/ Geneviève Lemaire
Name: David A. Dodd	Name: Geneviève Lemaire
Title: Chairman, President and CEO	Title: CPA, CA, CPA (Illinois)

Exhibit 4.9
AMENDED AND RESTATED CONSULTING AGREEMENT

EXHIBIT 1

As our Chief Accounting Officer, your principal responsibilities will be as follows:

•	Supervising all other accounting personnel in the US and Germany

•	Managing the Company’s relationship with PWC

•	Supervising the monthly and quarterly closes of the Company’s books

•	Supervising the preparation of quarterly financial statements

•	Signing the certifications of our filings as required by US and Canadian securities authorities

•	Developing a plan for transitioning our reporting basis from IFRS to US GAAP and starting the conversion process

•	Leading the transition into the Company of the new CFO

o	This process should begin with your proposal of a transition plan for review by me and David Dodd, our CEO

o	During the transition period, there will be times in which you will need to be present in the Summerville office

•	Participating in Operating Committee meetings to provide information to other senior managers regarding the Company’s financial condition and the status of your activities

•	Participating in Board Meetings and Board conference calls, as required of the position of Vice President, Finance and Chief Accounting Officer

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